Exhibit 10.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
BY AND AMONG
CHINA OPPORTUNITY ACQUISITION CORP.,
GOLDEN GREEN ENTERPRISES LIMITED,
WEALTH RAINBOW DEVELOPMENT LIMITED,
HENAN GREEN COMPLEX MATERIALS CO., LTD
And
THE SHAREHOLDERS OF
GOLDEN GREEN ENTERPRISES LIMITED

DATED AS OF NOVEMBER 12, 2008

A-1

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	BVICo Memorandum and Articles of Association
Exhibit B	BVICo Share Ownership
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Opinion of Graubard Miller
Exhibit G	Form of Opinion of PRC counsel to BVICo and Shareholders

Schedules

Schedule 1.12	Distribution of Shares Pursuant to Section 1.12
Schedule 1.15	Warrant Exercise Payments
Schedule 1.16	Lock-Up Periods
Schedule 2	BVICo Schedule
Schedule 3	COAC Schedule
Schedule 5.2	Directors and Officers of BVICo

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into as of November 12, 2008, by and among China Opportunity Acquisition Corp., a Delaware corporation (“COAC”), Golden Green Enterprises Limited, a British Virgin Islands company (“BVICo”), Wealth Rainbow Development Limited, a Hong Kong corporation (“HKCo”), Henan Green Complex Materials Co., Ltd, a People’s Republic of China limited liability company (“Ge Rui”), and each of the persons listed as “Shareholders” on the signature page hereof, such persons being all of the shareholders of BVICo (each a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004, of the British Virgin Islands (“Companies Act”) and other applicable law, COAC and BVICo intend to enter into a business combination transaction by means of a merger in which COAC will merge into BVICo and BVICo will be the surviving entity.

B. The Shareholders own all of the outstanding shares of BVICo and HKCo is a wholly owned subsidiary of BVICo.

C. The boards of directors of each of COAC and BVICo have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective shareholders.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States Income Tax regulations thereunder.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Companies Act, COAC shall be merged with and into BVICo (the “Merger”), the separate corporate existence of COAC shall cease and BVICo shall continue as the surviving corporation. BVICo as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” The term “Agreement” as used herein refers to this Agreement of Merger and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the BVICo Schedule and the COAC Schedule, as defined in the preambles to Articles II and III hereof, respectively).

1.2 Effective Time; Closing.  Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing Articles of Merger (the “Articles of Merger”) with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the applicable provisions of the Companies Act and (b) filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL (the time of such filing with the Registrar of Corporate Affairs of the British Virgin Islands, or such later time as may be agreed in writing by COAC and BVICo and specified in the Articles of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, counsel to COAC, 405 Lexington Avenue, New York, New York 10174-1901 or at such other place as the parties mutually agree in writing at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or as an e-mail pdf attachment.

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Companies Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of COAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of COAC shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Memorandum of Association; Articles of Association.  At the Effective Time, the Memorandum and Articles of Association of BVICo shall be amended and restated substantially in the form of Exhibit A, which shall be the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended as provided by law.

1.5 Effect on COAC Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of COAC or the holders of any of the securities of COAC, the following shall occur:

(a) Conversion of COAC Common Stock.  Other than any shares to be canceled pursuant to Section 1.5(c), each share of common stock, par value $.0001, of COAC (“COAC Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.5(e)) into one (1) Ordinary Share of BVICo (“BVICo Ordinary Shares”). The numbers of BVICo Ordinary Shares that would otherwise be issuable pursuant to this Section 1.5(a) to Persons who hold Dissenting Shares (as defined in Section 1.13(b)) and exercise their appraisal rights pursuant to applicable Delaware Law shall not be issued to such Persons and shall be canceled.

(b) Uncertificated COAC Shares.  All shares of COAC Common Stock that are not certificated that are converted into BVICo Ordinary Shares pursuant to Section 1.5(a) shall be replaced by uncertificated BVICo Ordinary Shares on the books and records of COAC’s transfer agent and all other entities that maintain records with respect thereto.

(c) Certificates for Shares.  Certificates representing the BVICo Ordinary Shares issuable pursuant to Section 1.5(a) shall be issued to the holders of certificates representing the shares of COAC Common Stock (“COAC Certificates”) upon surrender of COAC Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(d) Cancellation of Treasury and BVICo-Owned Stock.  Each share of COAC Common Stock held by COAC or owned by BVICo or any direct or indirect wholly-owned subsidiary of COAC or of BVICo immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Adjustments to Exchange Ratios.  The numbers of BVICo Ordinary Shares that the holders of COAC Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into BVICo Ordinary Shares or COAC Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BVICo Ordinary Shares or COAC Common Stock occurring on or after the date hereof and prior to the Effective Time except that no such adjustment shall be made as a result of the recapitalization provided for in Section 1.10.

(f) Fractional Shares.  No fraction of a BVICo Ordinary Share will be issued by virtue of the Merger, and each holder of shares of COAC Common Stock who would otherwise be entitled to a fraction of BVICO Ordinary Share (after aggregating all fractional BVICo Ordinary Shares that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from BVICo, in lieu of such fractional share, one (1) BVICo Ordinary Share.

(g) Conversion of COAC Warrants.  Each warrant (“COAC Warrant”) to purchase shares of COAC Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant (“BVICo Warrant”) to purchase the equivalent number of BVICo Ordinary Shares having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the COAC Warrants. The BVICo Warrants shall be governed by the Warrant Agreement dated March 20, 2007 between COAC and Continental Stock Transfer & Trust Company (“Continental”), as Warrant Agent.

(h) Conversion of COAC Units.  Each unit (“COAC Unit”) consisting of one (1) share of COAC Common Stock and two (2) COAC Warrants issued and outstanding immediately prior to the Effective Time shall be automatically converted into a unit (“BVICo Unit”) consisting of one (1) BVICo Ordinary Share and two (2) BVICo Warrants.

(i) Conversion of COAC Unit Purchase Option.   The unit purchase option issued by COAC to EarlyBirdCapital, Inc. (the “COAC Unit Purchase Option”) to purchase six hundred thousand (600,000) COAC Units, if outstanding immediately prior to the Effective Time, shall be automatically converted into a unit purchase option to purchase six hundred thousand (600,000) BVICo Units having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the COAC Unit Purchase Option.

1.6 Surrender of Certificates.

(a) Exchange Procedures.  Upon surrender of COAC Certificates at the Closing, the holders of such COAC Certificates shall receive in exchange therefor certificates representing the BVICo Ordinary Shares into which their shares of COAC Common Stock shall be converted at the Effective Time and COAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding COAC Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of BVICo Ordinary Shares issuable pursuant to Section 1.5(a).

(b) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to BVICo Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered COAC Certificates with respect to the BVICo Ordinary Shares to be issued upon surrender thereof until the holders of record of such COAC Certificates shall surrender such COAC Certificates. Subject to applicable law, following surrender of any such COAC Certificates with a properly completed letter of transmittal, BVICo shall promptly deliver to the record holders thereof, without interest, the certificates representing BVICo Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such BVICo Ordinary Shares.

(c) Transfers of Ownership.  If certificates representing BVICo Ordinary Shares are to be issued in a name other than that in which COAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that COAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to BVICo or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing BVICo Ordinary Shares in any name other than that of the registered holder of COAC Certificates surrendered, or established to the satisfaction of BVICo or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding.  BVICo and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of COAC Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 1.6, neither BVICo, COAC, the Surviving Corporation nor any other party hereto shall be liable to a holder of BVICo Ordinary Shares or COAC Common Stock, whether or not certificated, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in COAC Stock.  All BVICo Ordinary Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of COAC Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of COAC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, COAC Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates.  In the event that any COAC Certificates shall have been lost, stolen or destroyed, BVICo shall issue in exchange for such lost, stolen or destroyed COAC Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the BVICo Ordinary Shares that the shares of COAC Common Stock formerly represented by such COAC Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the issuance of such certificates representing BVICo Ordinary Shares and other distributions, the owner of such lost, stolen or destroyed COAC Certificates shall indemnify BVICo against any claim that may be made against BVICo or the Surviving Corporation with respect to COAC Certificates alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the United States Income Tax Regulations thereunder. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of the United States Income Tax Regulations issued with respect to Section 368(a)(1)(A).

1.10 BVICo Recapitalization.  On or before the Closing Date, BVICo shall recapitalize so that there are thirty million (30,000,000) BVICo Ordinary Shares issued and outstanding immediately prior to the Closing, owned by the Shareholders as set forth in Exhibit B under the column entitled “Share Ownership on Closing Date.” No other BVICo Ordinary Shares shall be outstanding immediately prior to the Closing and, except as provided for in this Agreement, there shall be no options, warrants or other rights to purchase or otherwise acquire BVICo Ordinary Shares outstanding on the Closing Date or commitments for any thereof.

1.11 Escrow.  As security for the indemnity obligations set forth in Article VII, at the Closing, Oasis Green Investments Limited (“Oasis Green”) shall deposit in escrow three million (3,000,000) of the BVICo Ordinary Shares owned by it on the Closing Date (the “Indemnity Escrow Shares”), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between BVICo, Oasis Green and Continental, as Escrow Agent, in the form annexed hereto as Exhibit C (the “Escrow Agreement”). On the date (the “Indemnity Escrow Termination Date”) that is the later of (i) thirty (30) days after the date on which BVICo has filed its Annual Report on Form 10-K pursuant to the United States Securities Exchange Act of 1934, as amended (“Exchange Act”), or, if BVICo is deemed to be a “foreign private issuer” (as defined in the Exchange Act), its Annual Report of Form 20-F pursuant to the Exchange Act (in either case, hereinafter referred to as the “Annual Report”), for its 2009 fiscal year or (ii) one year after the Closing Date, the Escrow Agent shall release the Indemnity Escrow Shares, less that number of Indemnity Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to Oasis Green. Any Indemnity Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to Oasis Green promptly upon such resolution.

1.12 Additional Shares.

(a) 2009 Shares.  If, for the fiscal year ending December 31, 2009 BVICo has net income after tax (“After Tax Income”) of at least Forty Five Million Dollars ($45,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

(b) 2010 Shares.  If, for the fiscal year of BVICo ending December 31, 2010, BVICo has After Tax Income of at least Sixty Million Dollars ($60,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

(c) 2011 Shares.  If, for the fiscal year of BVICo ending December 31, 2011, BVICo has After Tax Income of at least Eighty Million Dollars ($80,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

(d) Share Adjustments.  The number of BVICo Ordinary Shares issuable pursuant to Sections 1.12(a), 1.12(b) and 1.12(c) shall be adjusted from time to time as follows:

(i) Subdivision; Combination.  If the outstanding BVICo Ordinary Shares shall be subdivided or reclassified into a greater number of shares of BVICo Ordinary Shares, the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event shall be equitably and proportionately increased, and conversely, in the outstanding BVICo Ordinary Shares shall be combined or reclassified into a smaller number of BVICo Ordinary Shares, the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event shall be equitably and proportionately reduced.

(ii) Other Business Combinations.  If all outstanding BVICo Ordinary Shares are acquired for, exchanged for or converted into securities (other than BVICo Ordinary Shares) or into a combination of securities and/or other property in a transaction or series of related transactions (whether by exchange offer, merger or otherwise), the board of directors of BVICo shall make an appropriate equitable adjustment in the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event, as determined in the good faith judgment of the board of directors of BVICo.

(iii) General.  Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the number of BVICo Ordinary Shares to preserve the economic benefits intended to be provided to the Shareholders under the terms of this Agreement in the event there is any change in or conversion of the BVICo Ordinary Shares, including as a result of any merger, reorganization, acquisition or other business combination transaction, and accordingly, the board of directors of BVICo, as determined in its good faith judgment, shall make appropriate equitable adjustments in connection therewith.

(e) Determination of After Tax Income.  After Tax Income shall be determined in accordance with United States generally accepted accounting principles by the independent accountants serving BVICo based on the audited financial statements of BVICo included in the Annual Report filed by BVICo for each applicable fiscal year. After Tax Income shall not take into account revenues or expenses attributable to businesses acquired by BVICo in return for equity securities of BVICo.

(f) Issuance of Additional Shares.  BVICo Ordinary Shares issuable to Oasis Green pursuant to this Section 1.12 shall be issued by BVICo to Oasis Green within thirty (30) days after the Annual Report for the applicable fiscal year has been filed by BVICo.

(g) Termination on Disposition.  Upon any disposition of Ge Rui by BVICo, whether directly or indirectly, by means of sale of stock of HKCo or Ge Rui or sale of assets of Ge Rui or merger or otherwise, the obligation of BVICo is issue additional Ordinary Shares to Oasis Green pursuant to this Section 1.12 shall terminate with respect to all fiscal years ending on or after the date of disposition.

1.13 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.13(b)) shall not be converted into a right to receive BVICo Ordinary Shares. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however,that (i) if any stockholder of COAC who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of COAC Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive BVICo Ordinary Shares as provided in Section 1.5. COAC shall give BVICo prompt notice of any demands for payment received by COAC from a person asserting appraisal rights, and BVICo shall have the right to participate in all negotiations and proceedings with respect to such demands. COAC shall not, except with the prior written consent of BVICo, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of COAC Common Stock held by stockholders of COAC who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

1.14 Shareholder Matters.

(a) Each Shareholder, for himself, herself or itself only, represents, warrants and acknowledges as follows:

(i) such Shareholder has had both the opportunity to ask questions and receive answers from the officers and directors of COAC and BVICo and all persons acting on their behalf concerning the business and operations of COAC and BVICo and to obtain any additional information to the extent COAC or BVICo possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii) such Shareholder has had access to the COAC SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement;

(iii) the execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (A) for applicable requirements, if any, of the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, United States state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(a)) on such Shareholder, BVICo, HKCo or Ge Rui or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(b) Each Shareholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the provisions of Section 1.14(a).

1.15 Warrant Exercise Payment.  Upon the exercise of at least 75% of the BVICo Warrants at an exercise price not less than the exercise price in effect on the Closing Date, BVICo shall pay to the Shareholders the amounts as set forth on Schedule 1.15.

1.16 Lock-Up Agreement.  At the Closing, the Shareholders and each Person (as defined in Section 9.2(c)) who was a stockholder of COAC prior to COAC’s initial public offering (“COAC Insiders”) shall execute a Lock-Up Agreement substantially in the form of Exhibit D providing that they shall not sell or otherwise dispose of any BVICo Ordinary Shares they owned immediately prior to the Effective Time or they receive in the Merger, as the case may be, during the period following the Closing Date that is specified next to such Person’s name in Schedule 1.16; provided that such Lock-Up Agreement shall not apply to BVICo Ordinary Shares received by any COAC Insider in exchange for shares of COAC Common Stock that were originally issued in COAC’s initial public offering.

1.17 Assignment of Rights.  HKCo hereby assigns, conveys and transfers to BVICo all of HKCo’s rights pursuant to the Equity Transfer Agreement of Henan Green Complex Materials Co., Ltd. dated August 10, 2008 entered into among Lu Mingwang and twelve other shareholders as one party, HKCo and Ge Rui, including without limitation HKCo’s rights to indemnification pursuant to such agreement and the enforcement thereof.

1.18 Further Assurances; Post-Closing Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING BVICo

Subject to the exceptions set forth in Schedule 2 (the “BVICo Schedule”) and the opinion of Jingtian & Congcheng dated the date of this Agreement and delivered to COAC (the “PRC Counsel Signing Opinion”), BVICo, HKCo, Ge Rui and Oasis Green hereby represent and warrant to, and covenant with, COAC as follows:

2.1 Organization.

(a) BVICo is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. BVICo is not engaged in any business operations and its only activity is being the holder of all of the outstanding capital stock of HKCo. BVICo has no liabilities and its only asset is all of the outstanding capital stock of HKCo. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of BVICo, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. BVICo is not in violation of any of the provisions of its Charter Documents.

(b) HKCo is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. HKCo is not engaged in any business operations and its only activity is being the holder of all of the registered capital of Ge Rui. HKCo has no liabilities and its only asset is all of the registered capital of Ge Rui. Complete and correct copies of the Charter Documents of HKCo, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. HKCo is not in violation of any of the provisions of its Charter Documents.

(c) Ge Rui is a limited liability company, duly organized, validly existing and in good standing under the laws of the Peoples Republic of China (“PRC”) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Ge Rui to be conducted. Ge Rui is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ge Rui. Complete and correct copies of the articles of association (or other comparable governing instruments with different names) of Ge Rui, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. Ge Rui is not in violation of any of the provisions of its Charter Documents.

(d) The minute books of BVICo, HKCo and Ge Rui contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the times of their respective incorporations. Copies of such Corporate Records have been made available to COAC or COAC’s counsel.

(e) The stock transfer, warrant and option transfer and ownership records of BVICo, HKCo and Ge Rui contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock, shares and other securities of such corporations since the times of their respective incorporations. Copies of such records have been made available to COAC or COAC’s counsel.

2.2 Subsidiaries.  BVICo has no direct or indirect subsidiaries other than HKCo and Ge Rui. HKCo has no direct or indirect subsidiaries other than Ge Rui. Ge Rui has no direct or indirect subsidiaries or participations in joint ventures or other entities and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 Capitalization.

(a) The authorized shares of BVICo consists of 50,000 Ordinary Shares, par value $1.00, of which 100 shares are issued and outstanding as of the date of this Agreement and all of which are validly issued, fully paid and nonassessable. Other than BVICo Ordinary Shares, BVICo has no class or series of securities authorized by its Charter Documents. Exhibit B contains a list of all of the shareholders of BVICo (who constitute all of the Shareholders) and the number of BVICo Ordinary Shares owned by each shareholder on the date of this Agreement. No BVICo Ordinary Shares are reserved for issuance upon the exercise of outstanding options, warrants or other securities to purchase BVICo Ordinary Shares. All outstanding BVICo Ordinary Shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable contracts to which BVICo is a party.

(b) Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which BVICo is a party or by which it is bound obligating BVICo to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests or obligating BVICo to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which BVICo is a party or by which BVICo is bound with respect to any equity security of any class of BVICo.

(d) No outstanding BVICo Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement to which BVICo is a party or by which it is bound.

(e) The registered capital of Ge Rui is RMB26 million (an equivalent of approximately US$3,808,017). HKCo owns all of the registered capital of Ge Rui, free and clear of all Liens. There are no outstanding options, warrants or other rights to purchase securities of Ge Rui.

(f) The authorized capital of HKCo is 10,000 shares, HK$1.00, of which two shares are issued and outstanding and are owned by BVICo. There are no outstanding options, warrants or other rights to purchase securities of HKCo. All outstanding shares of capital stock of HKCo have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable contracts to which HKCo is a party.

2.4 Authority Relative to this Agreement.  Each of BVICo, HKCo and Ge Rui has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by each of BVICo, HKCo and Ge Rui of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of BVICo, HKCo and Ge Rui (including the approval by its board of directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of any of BVICo, HKCo or Ge Rui or any of their respective shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of BVICo, HKCo and Ge Rui and, assuming the due authorization, execution and delivery thereof by the other parties hereto other than the Shareholders, constitutes the legal and binding obligation of each of BVICo, HKCo and Ge Rui enforceable against each of BVICo, HKCo and Ge Rui in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of BVICo, HKCo and Ge Rui does not, and the performance of this Agreement by each of BVICo, HKCo and Ge Rui shall not, (i) conflict with or violate the Charter Documents of each of BVICo, HKCo and Ge Rui, (ii) conflict with or violate any Legal Requirements (as defined in Section 9.2(c)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of any of BVICo, HKCo and Ge Rui or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of their properties or assets pursuant to, any Company Contracts (as defined in Section 2.19(a)) or contract to which BVICo, HKCo or Ge Rui is a party or by which it is bound or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, or contract to which BVICo, HKCo or Ge Rui is a party or by which it is bound except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on any of BVICo, HKCo or Ge Rui.

(b) The execution and delivery of this Agreement by each of BVICo, HKCo and Ge Rui does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) the filing of the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities where each of BVICo, HKCo and Ge Rui is licensed or qualified to do business, (iii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations and permits described in Schedule 2.5, all of which have been obtained and are in full force and effect, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of BVICo, HKCo or Ge Rui or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance.  Each of BVICo, HKCo and Ge Rui has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on HKCo or Ge Rui. The businesses and activities of BVICo, HKCo and Ge Rui have not been and are not being conducted in violation of any Legal Requirements. Neither BVICo, HKCo nor Ge Rui is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by BVICo, HKCo or Ge Rui (and neither BVICo, HKCo nor Ge Rui has any knowledge of any such notice delivered to any other Person). Ge Rui is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on BVICo, HKCo or Ge Rui.

2.7 Financial Statements.

(a) BVICo has provided to COAC a correct and complete copy of the audited financial statements (including any related notes thereto) of Ge Rui for the fiscal years endedDecember 31, 2007, December 31, 2006 and December 31, 2005 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of all applicable Governmental Entities and United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Ge Rui at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(b) Ge Rui has provided to COAC a correct and complete copy of the unaudited financial statements of Ge Rui for the six month period ended June 30, 2008 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of all applicable Governmental Entities and U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of Ge Rui at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on Ge Rui.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of Ge Rui have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of Ge Rui reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of Ge Rui.

2.8 No Undisclosed Liabilities.  Ge Rui has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Ge Rui, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of Ge Rui’s business since December 31, 2007, none of which, individually or in the aggregate, would have a Material Adverse Effect on Ge Rui.

2.9 Absence of Certain Changes or Events.  Except as set forth in the Unaudited Financial Statements or in Schedule 2.9, since December 31, 2007, there has not been: (i) any Material Adverse Effect on BVICo, HKCo or Ge Rui, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of BVICo’s, HKCo’s or Ge Rui’s stock, or any purchase, redemption or other acquisition by BVICo, HKCo or Ge Rui of any of BVICo’s, HKCo’s or Ge Rui’s capital stock or any other securities of BVICo, HKCo or Ge Rui or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of BVICo’s, HKCo’s or Ge Rui’s capital stock, (iv) any granting by Ge Rui of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Ge Rui of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Ge Rui of any increase in severance or termination pay or any entry by Ge Rui into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Ge Rui of the nature contemplated hereby, (v) entry by Ge Rui into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Ge Rui with respect to any Governmental Entity, (vi) any material change by BVICo, HKCo or Ge Rui in its accounting methods, principles or practices, (vii) any change in the auditors of BVICo, HKCo or Ge Rui, (viii) any issuance of capital stock of BVICo, HKCo or Ge Rui, (ix) any revaluation by BVICo, HKCo or Ge Rui of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of BVICo, HKCo or Ge Rui other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of BVICo and the Shareholders, threatened against BVICo, HKCo or Ge Rui before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11 [Intentionally Omitted.]

2.12 [Intentionally Omitted.]

2.13 Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon any of BVICo, HKCo and Ge Rui or their respective assets or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any of BVICo, HKCo and Ge Rui, any acquisition of property by each of BVICo, HKCo and Ge Rui or the conduct of business by each of BVICo, HKCo and Ge Rui as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on any of BVICo, HKCo and Ge Rui.

2.14 Property.

(a) Neither BVICo nor HKCo owns, leases or occupies any real property. All real property owned by Ge Rui (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of Ge Rui included in the Unaudited Financial Statements. Ge Rui has good, legal and marketable title to the real property owned by it, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which Ge Rui has a right to acquire or the obligation to sell any interest in real property. Ge Rui neither owns, nor has any other interest in, real property located in the United States.

(b) All leases of real property held by Ge Rui, and all personal property and other property and assets of Ge Rui owned, used or held for use in connection with the business of Ge Rui (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by IFRS, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) contains a list of all leases of real property and Personal Property held by Ge Rui. Ge Rui has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule

2.14(b), none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Ge Rui.

(c) All leases pursuant to which Ge Rui leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Ge Rui or, to the knowledge of BVICo and the Shareholders, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Ge Rui.

(d) Ge Rui is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all British Virgin Islands (“BVI”), Hong Kong, PRC, national and local taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.

(i) BVICo, HKCo and Ge Rui each has timely filed all BVI, Hong Kong, PRC, national and local returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to BVICo, HKCo or Ge Rui. All such Returns are true, correct and complete in all material respects. Each of BVICo, HKCo and Ge Rui has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that BVICo, HKCo or Ge Rui is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Neither BVICo, HKCo nor Ge Rui has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against it, nor has BVICo, HKCo or Ge Rui executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Each of BVICo, HKCo and Ge Rui has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of BVICo and Oasis Green, no audit or other examination of any Return of BVICo, HKCo or Ge Rui by any Tax authority is presently in progress, nor has BVICo, HKCo or Ge Rui been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by BVICo, HKCo or Ge Rui has been proposed in writing, formally or informally, by any Tax authority to BVICo, HKCo or Ge Rui or any representative thereof.

(vi) Neither BVICo, HKCo nor Ge Rui has any liability for any unpaid Taxes that have not been accrued for or reserved on the balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Ge Rui in the ordinary course of business.

2.16 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Ge Rui has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by Ge Rui (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, operated or constructed by Ge Rui were not contaminated with Hazardous Substances during the period of ownership, operation or construction by Ge Rui or, to Ge Rui’s knowledge, during any prior period; (iv) Ge Rui is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) Ge Rui has not been associated with any release or threat of release of any Hazardous Substance; (vi) Ge Rui has not received any notice, demand, letter, claim or request for information alleging that Ge Rui may be in violation of or liable under any Environmental Law; and (vii) Ge Rui is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any national or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of the PRC or any other jurisdiction to which Ge Rui is subject relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses.  Neither BVICo nor, to the knowledge of BVICo and Oasis Green, any Shareholder has incurred, nor will BVICo, HKCo, Ge Rui nor any Shareholder incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as contemplated by this Agreement, no shares of capital stock, options, warrants or other securities of any of BVICo, HKCo, Ge Rui, or COAC are issuable or payable to any third party by BVICo, HKCo or Ge Rui or, to the knowledge of BVICo and Oasis Green, any Shareholder as a result of the Merger.

2.18 Intellectual Property.

(a) Schedule 2.18 contains a description of all material Intellectual Property of Ge Rui. HKCo neither owns nor licenses (as licensor or licensee) any Intellectual Property. For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(b) Ge Rui owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. No Intellectual Property owned, licensed or otherwise used by Ge Rui is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Ge Rui, or which may affect the validity, use or enforceability of such Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on Ge Rui.

(c) Ge Rui owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Ge Rui is the exclusive owner of all material registered Intellectual Property registered under the Legal Requirements of any country and used in connection with the operation or conduct of the business of Ge Rui including the sale of any products or the provision of any services by Ge Rui.

(d) The operation of the business of Ge Rui as such business currently is conducted, including Ge Rui’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and Ge Rui has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which any of BVICo, HKCo or Ge Rui is a party or by or to which any of their properties or assets may be bound, subject or affected (including without limitation notes or other instruments payable to Ge Rui) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for payments (present or future) to BVICo, HKCo or Ge Rui in excess of $100,000 in the aggregate or (B) under or in respect of which any of BVICo, HKCo or Ge Rui presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of BVICo, HKCo or Ge Rui, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from BVICo, HKCo or Ge Rui and by or to any officer, director, employee, shareholder or holder of derivative securities of BVICo, HKCo or Ge Rui (“BVICo Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from a BVICo Insider by BVICo, HKCo or Ge Rui;

(iii) any guaranty, direct or indirect, by BVICo, HKCo or Ge Rui or any BVICo Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of BVICo, HKCo or Ge Rui or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of BVICo, HKCo or Ge Rui;

(vi) any obligation to register any shares of the capital stock or other securities of BVICo, HKCo or Ge Rui with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by BVICo, HKCo or Ge Rui of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi) any Company Contract to which any BVICo Insider or any entity owned or controlled by a BVICo Insider, is a party; and

(xii) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of BVICo and the Shareholders, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the knowledge of BVICo and Oasis Green, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been heretofore delivered to COAC or COAC’s counsel.

(c) Except as set forth in Schedule 2.19, neither BVICo, HKCo or Ge Rui nor, to the knowledge of BVICo and Oasis Green, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on BVICo, HKCo or Ge Rui. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20 Insurance.  Schedule 2.20 sets forth Ge Rui’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for Ge Rui’s business and operations, including any insurance required to be maintained by Company Contracts. HKCo maintains no insurance.

2.21 Governmental Actions/Filings.

(a) Each of BVICo, HKCo and Ge Rui has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by BVICo, HKCo or Ge Rui, and true, complete and correct copies of which have heretofore been delivered to COAC. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2009 and each of BVICo, HKCo and Ge Rui is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon BVICo, HKCo or Ge Rui.

(b) No Governmental Action/Filing is necessary to be obtained, secured or made by BVICo, HKCo or Ge Rui to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any national, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions.  Except as set forth in the Schedule 2.22, no employee, officer, director or shareholder of BVICo, HKCo or Ge Rui or a member of his or her immediate family is indebted to BVICo, HKCo or Ge Rui, nor is BVICo, HKCo or Ge Rui indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any of BVICo, HKCo or Ge Rui, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of BVICo and Oasis Green, none of such individuals has any direct or indirect ownership interest in any Person with whom BVICo, HKCo or Ge Rui is affiliated or with whom BVICo, HKCo or Ge Rui has a contractual relationship, or in any Person that competes with Ge Rui, except that each BVICo Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Ge Rui. Except as set forth in Schedule 2.22, to the knowledge of BVICo and Oasis Green, no BVICo Insider or any member of a BVICo Insider’s immediate family is, directly or indirectly, interested in any Material Company Contract with BVICo, HKCo or Ge Rui (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of BVICo, HKCo or Ge Rui or such Person’s employment with BVICo, HKCo or Ge Rui).

2.23 Board Approval.  The boards of directors of BVICo, HKCo and Ge Rui (including any required committee or subgroup thereof) have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24 No Illegal or Improper Transactions.  Since January 1, 2002, neither BVICo, HKCo or Ge Rui, or, to the knowledge of BVICo and Oasis Green, any Shareholder, nor any officer, director, employee, agent or Affiliate of BVICo, HKCo or Ge Rui on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for BVICo, HKCo or Ge Rui, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of BVICo, HKCo and Ge Rui, taken as a whole. To the knowledge of BVICo and the Shareholders, no employee of BVICo, HKCO or Ge Rui has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither BVICo, HKCo or Ge Rui nor any officer, employee, contractor, subcontractor or agent of BVICo, HKCo or Ge Rui has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of BVICo, HKCo or Ge Rui in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.25 Equity Transfer Agreement.  The Equity Transfer Agreement (the “Equity Transfer Agreement”) dated August 10, 2008 between HKCo and Lu Mingwang et al. is valid, binding and enforceable under, and will not result in any violation of, the Legal Requirements. All necessary PRC government approvals have been obtained for (a) the Equity Transfer Agreement, (b) the acquisition of the entire equity interest in Ge Rui contemplated thereunder and (c) the conversion of Ge Rui into a wholly foreign-owned enterprise with limited liability. The representation and warranties made therein by the parties to the Equity Transfer Agreement are true, accurate and not misleading in any material respect.

2.26 Representations and Warranties Complete.  The representations and warranties of BVICo and the Shareholders included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.27 Survival of Representations and Warranties.  The representations and warranties of BVICo and the Shareholders set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COAC

Subject to the exceptions set forth in chedule 3 (the “COAC Schedule”), COAC represents and warrants to, and covenants with, BVICo, HKCo and the Shareholders, as follows:

3.1 Organization and Qualification.

(a) COAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by COAC to be conducted. COAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by COAC to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC. Complete and correct copies of the Charter Documents of COAC, as amended and currently in effect, have been heretofore delivered to Ge Rui. COAC is not in violation of any of the provisions of COAC’s Charter Documents.

(b) COAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC.

3.2 Subsidiaries.  COAC has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and COAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of COAC consists of 30,000,000 shares of common stock, par value $0.0001 per share (“COAC Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“COAC Preferred Stock”), of which 8,400,000 shares of COAC Common Stock and no shares of COAC Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3, (i) no shares of COAC Common Stock or COAC Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase COAC Common Stock or COAC Preferred Stock granted to employees of COAC or other parties (“COAC Stock Options”) and there are no outstanding COAC Stock Options; (ii) no shares of COAC Common Stock or COAC Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase COAC Common Stock or COAC Preferred Stock (“COAC Warrants”) and there are no outstanding COAC Warrants; and (iii) no shares of COAC Common Stock or COAC Preferred Stock are reserved for issuance upon the conversion of the COAC Preferred Stock or any outstanding convertible notes, debentures or securities (“COAC Convertible Securities”). All shares of COAC Common Stock and COAC Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of COAC Common Stock and all outstanding COAC Warrants have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations. COAC has heretofore delivered to HKCo true, complete and accurate copies of the COAC Warrants, including any and all documents and agreements relating thereto.

(c) Except as set forth in Schedule 3.3 or as contemplated by this Agreement or the COAC SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which COAC is a party or by which COAC is bound with respect to any equity security of any class of COAC.

(d) Except as contemplated by this Agreement or as set forth in Schedule 3.3, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of COAC are issuable and no rights in connection with any shares, warrants, options or other securities of COAC accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4 Authority Relative to this Agreement.  COAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that COAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out COAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by COAC and the consummation by COAC of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of COAC (including the approval by its board of directors), and no other corporate proceedings on the part of COAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the COAC Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by COAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of COAC, enforceable against COAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by COAC do not, and the performance of this Agreement by COAC shall not: (i) conflict with or violate COAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair COAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of COAC pursuant to, any contract to which COAC is a party or to which either of them is bound, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on COAC.

(b) The execution and delivery of this Agreement by COAC o does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which COAC is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC or BVICo, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance.  COAC has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on COAC. The business and activities of COAC and BVICo have not been and are not being conducted in violation of any Legal Requirements. COAC is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by COAC.

3.7 SEC Filings; Financial Statements.

(a) COAC has made available to BVICo and the Shareholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by COAC with the SEC (the “COAC SEC Reports”), which are all the forms, reports and documents required to be filed by COAC with the SEC prior to the date of this Agreement. All COAC SEC Reports required to be filed by COAC in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the COAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such COAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, COAC makes no representation or warranty whatsoever concerning any COAC SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7, each set of financial statements (including, in each case, any related notes thereto) contained in COAC SEC Reports, including each COAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of COAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on COAC taken as a whole.

3.8 No Undisclosed Liabilities.  COAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in COAC SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of COAC, except (i) liabilities provided for in or otherwise disclosed in COAC SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2008 in the ordinary course of business, none of which would have a Material Adverse Effect on COAC.

3.9 Absence of Certain Changes or Events.  Except as set forth in COAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2008, there has not been: (i) any Material Adverse Effect on COAC, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of COAC’s capital stock, or any purchase, redemption or other acquisition by COAC of any of COAC’s capital stock or any other securities of COAC or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of COAC’s capital stock, (iv) any granting by COAC of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by COAC of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by COAC of any increase in severance or termination pay or any entry by COAC into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving COAC of the nature contemplated hereby, (v) entry by COAC into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by COAC with respect to any Governmental Entity, (vi) any material change by COAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of COAC, (vii) any issuance of capital stock of COAC, or (viii) any revaluation by COAC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of COAC other than in the ordinary course of business.

3.10 Litigation.  There are no claims, suits, actions or proceedings pending or to COAC’s knowledge, threatened against COAC, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Business Activities.  Since its organization, COAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the COAC Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon COAC or to which COAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of COAC, any acquisition of property by COAC or the conduct of business by COAC as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on COAC.

3.12 Brokers.  Except as set forth in Schedule 3.12, COAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13 Indebtedness.  COAC has no indebtedness for borrowed money.

3.14 Board Approval.  The board of directors of COAC (including any required committee or subgroup of the board of directors of COAC) have, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of COAC, and (iii) determined that the fair market value of BVICo is equal to at least 80% of COAC’s net assets.

3.15 Trust Fund.  As of the date hereof and at the Closing Date, COAC has and will have more than $40,000,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the United States Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as COAC is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of COAC’s Charter Documents, (ii) deferred underwriters’ compensation in connection with COAC’s initial public offering, (iii) repayment of loans made to COAC pursuant to Section 5.20, and (iv) third parties (e.g., professionals, printers, etc.) who have rendered services to COAC in connection with its efforts to effect a business combination, including the Merger.

3.16 Representations and Warranties Complete.  The representations and warranties of COAC included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.17 Survival of Representations and Warranties.  The representations and warranties of COAC set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by BVICo, HKCo, Ge Rui and COAC.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of BVICo, HKCo, Ge Rui and COAC shall, except to the extent that COAC, with respect to BVICo, HKCo and Ge Rui, and BVICo, with respect to COAC, shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of COAC, with respect to BVICo, HKCo and Ge Rui, and BVICo, with respect to COAC, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, none of BVICo, HKCo, Ge Rui or COAC shall do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any of its Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall any of them license on an exclusive basis or sell any of its Intellectual Property;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services.

For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Registration Statement (as defined in Section 5.1);

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except, with respect to COAC, as permitted pursuant to Section 5.20, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the COAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP or as set forth in Schedule 4.1, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Settle any litigation where the consideration given is other than monetary or to which an COAC Insider or BVICo Insider is a party;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Registration Statement; Special Meeting; Exchange Act Registration.

(a) As soon as is reasonably practicable after receipt by COAC from BVICo and the Shareholders of all financial and other information relating to BVICo, HKCo and Ge Rui as COAC may reasonably request for its preparation, COAC and BVICo shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 (“Registration Statement”) with respect to the BVICo Ordinary Shares to be issued to the holders of COAC Common Stock, which shall include proxy materials for the purpose of soliciting proxies from holders of COAC Common Stock to vote at a meeting of holders of COAC Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of the adoption of this Agreement and the approval of the Merger (“COAC Stockholder Approval”). Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of COAC Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing BVICo Ordinary Shares to the holders of the COAC Common Stock (the “Proxy Statement/Prospectus”). BVICo and the Shareholders shall furnish to COAC all information concerning BVICo, HKCo, Ge Rui and the Shareholders as COAC may reasonably request in connection with the preparation of the Registration Statement. BVICo and the Shareholders and their counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. COAC, with the assistance of BVICo and the Shareholders, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. COAC shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, COAC shall distribute the Proxy Statement/Prospectus to the holders of COAC Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of COAC for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) COAC shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, COAC shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that COAC shall not be responsible for the accuracy or completeness of any information relating to BVICo, HKCo, Ge Rui or the Shareholders or any other information furnished by BVICo or the Shareholders for inclusion in the Proxy Statement/Prospectus). BVICo and each of the Shareholders represents and warrants that the information relating to them supplied by them for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Registration Statement is declared effective or as the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to holders of COAC Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) COAC, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of COAC Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use best efforts to obtain the COAC Stockholder Approval.

(e) As soon as practicable after the date of this Agreement, BVICo shall file a registration statement on Form 8-A to register the BVICo Ordinary Shares under the Exchange Act.

5.2  Directors and Officers of BVICo After Merger; Voting Agreement. The parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of BVICo, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by COAC shall be made by the Person serving in the capacity of Chairman of COAC immediately prior to the Closing. The Shareholders and those holders of COAC Common Stock stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit E on or before the Closing Date.

5.3  HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, COAC and Oasis Green Investments Limited shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. COAC and Oasis Green Investments Limited shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by BVICo.

5.4  Document Review. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of BVICo, the Shareholders and COAC shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appears in any filing made with, or written materials, including press releases, submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of BVICo, the Shareholders and COAC shall act reasonably and as promptly as practicable. Any language included in any such materials that reflects comments of BVICo and the Shareholders, as well as any text as to which BVICo and the Shareholders have not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a) and Section 5.7, be deemed to have been approved by BVICo and the Shareholders and may henceforth be used by COAC in other filings made by it with the SEC and in other documents distributed by COAC in connection with the transactions contemplated by this Agreement without further review or consent of BVICo or the Shareholders.

5.5  Required Information. In connection with the preparation of the Registration Statement or any other statement, filing notice or application made by or on behalf of COAC and/or BVICo or any of the Shareholders to any Government Entity or other third party in connection with Merger and the other transactions contemplated hereby, and for such other reasonable purposes, BVICO, the Shareholders and COAC each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of BVICo, HKCo and Ge Rui to be elected effective as of the Closing pursuant to Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6  Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Subject to the provisions of Section 5.7, each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law or stock exchange or regulatory authority rule. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information. BVICo and the Shareholders will afford COAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of HKCo and Ge Rui during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of HKCo and Ge Rui, as COAC may reasonably request. No information or knowledge obtained by COAC in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7  Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of COAC (in the case of BVICo or the Shareholders) or BVICo (in the case of COAC), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.8  Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the BVICo Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of COAC, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between COAC and Continental dated as of March 19, 2007. In connection with and without limiting the foregoing, COAC and its board of directors and BVICo, HKCo, Ge Rui and their boards of directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require COAC, BVICo, HKCo or Ge Rui to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9  Sale Restriction. No public market sales of BVICo Ordinary Shares owned by the Shareholders or issued to the COAC Insiders as a result of the Merger, including shares issued pursuant to Section 1.12, shall be made for a period of twelve (12) months following the date of their issuance other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit D executed by such Person prior to or on the Closing Date. No private sales, transfers or other dispositions of BVICo Ordinary Shares owned by the Shareholders or issued to COAC Insiders as a result of the Merger shall be made unless the purchaser or other recipient acknowledges and agrees to the restriction stated in the preceding sentence by delivery to BVICo of a written document to such effect. Certificates representing BVICo Ordinary Shares owned by the Shareholders or issued to COAC Insiders as a result of the Merger shall bear a prominent legend to such effect.

5.10  Certain Claims. As additional consideration for the issuance of COAC Common Stock pursuant to this Agreement, each of the Shareholders hereby releases and forever discharges, effective as of the Closing Date, BVICo, HKCo, Ge Rui and their respective directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Shareholder’s (i) status as a holder of an equity interest in BVICo; and (ii) employment, service, consulting or other similar agreement entered into with BVICo, HKCo or Ge Rui prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of COAC set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby.

5.11  No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, BVICo and each of the Shareholders acknowledge that they have read COAC’s final prospectus dated March 20, 2007 and understand that COAC has established the Trust Fund for the benefit of COAC’s public stockholders and that COAC may disburse monies from the Trust Fund only (a) to COAC’s public stockholders in the event they elect to convert their shares into cash in accordance with COAC’s Charter Documents and/or the liquidation of COAC or (b) to COAC after, or concurrently with, the consummation of a business combination. BVICo and the Shareholders further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by March 20, 2009, COAC will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, BVICo and each of the Shareholders, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waives all rights, title, interest or claim of any kind against COAC to collect from the Trust Fund any monies that may be owed to it by COAC for any reason whatsoever, including but not limited to a breach of this Agreement by COAC or any negotiations, agreements or understandings with COAC (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This Section 5.11 will survive this Agreement and will not expire and will not be altered in any way without the express written consent of COAC.

5.12  Disclosure of Certain Matters. Each of COAC and BVICo and the Shareholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of BVICo, HKCo or Ge Rui, or (e) would require any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the BVICo Schedule and the COAC Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13  Securities Listing. COAC, BVICo and the Shareholders shall use best efforts to obtain the listing for trading of the BVICo Ordinary Shares, the BVICo Warrants and the BVICo Units on the Nasdaq Stock Market. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.14  Non-Competition; Non-Solicitation; Non-Hire.

(a) For a period of three (3) years from the Closing Date, no Shareholder shall, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than BVICo, HKCo, Ge Rui or their respective subsidiaries or Affiliates own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.14(b), in the management or operation of metal rolling and fabrication facilities or the provision of products or services that are substantially similar to or competitive with the business of BVICo, HKCo, Ge Rui or any of their respective subsidiaries or Affiliates.

(b) The geographical areas in which the restrictions provided for in this Section 5.14 apply include the PRC and all other countries in which BVICo, HKCo, Ge Rui (or any of their respective subsidiaries or Affiliates) are conducting business at the time in question, whether or not any of BVICo, HKCo, Ge Rui (or such subsidiary or Affiliate) has an actual physical presence in such location. Each Shareholder acknowledges that (i) the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of BVICo, HKCo, Ge Rui and their respective subsidiaries and Affiliates, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating COAC to enter into this Agreement.

(c) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section 5.14, each Shareholder agrees with BVICo, HKCo and Ge Rui that, for a period of three (3) years from the Closing Date, he, she or it will not, either for himself, herself or itself or for any other Person or entity, directly or indirectly (other than for BVICo, HKCo or Ge Rui and any of their respective subsidiaries and Affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof to any customer of BVICo, HKCo, Ge Rui or their respective subsidiaries or Affiliates.

(d) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each Shareholder agrees that, for a period of three (3) years from the Closing, he, she or it will not, either for himself, herself or itself or for any other Person or entity, directly or indirectly, recruit, attempt to hire, solicit, induce or attempt to induce any executive, employee, consultant or contractor of BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof, to terminate his, her or its employment or his, her or its services with, BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof or to take employment with another Person.

(e) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5.14 is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this Section 5.14(e) in the particular jurisdiction in which such adjudication is made.

5.15  Exclusivity.

(a) None of BVICo or any Shareholder shall, and each of them shall use its best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than COAC) concerning any Acquisition Transaction (as defined below) or (ii) take any other action intended or designed to facilitate the efforts of any Person (other than COAC) relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving BVICo, HKCo, Ge Rui or any subsidiary thereof: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of BVICo, HKCo, Ge Rui or their subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of BVICo, HKCo, Ge Rui or any subsidiary thereof in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated to BVICo or any Shareholder or any of their representatives or agents, such Person shall immediately (and in no more than 48 hours) give written notice thereof to COAC.

5.16  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of COAC as provided in the Charter Documents of COAC or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, BVICo shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by COAC (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If BVICo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BVICo assume the obligations set forth in this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of COAC for all periods ending on or before the Closing Date and may not be changed without the consent of the Person who served as Chairman of COAC immediately prior to the Closing Date.

5.17  Insider Loans; Equity Ownership in Subsidiaries. Each Shareholder and each present or former shareholder of Ge Rui and HKCo, at or prior to Closing, shall (i) repay to BVICo, HKCo or Ge Rui any loan by BVICo, HKCo or Ge Rui to such Shareholder or present or former shareholder and any other amount owed by the Shareholder or present or former shareholder to BVICo, HKCo or Ge Rui; (ii) cause any guaranty or similar arrangement pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of such Shareholder or present or former shareholder to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of BVICo, HKCo or Ge Rui or in any other Person that utilizes the names “Henan Green Complex Materials” or “Ge Rui.” BVICo, HKCo and Ge Rui shall each use its best efforts to enable the Shareholders and present and former shareholders to accomplish the foregoing.

5.18  Certain Financial Information. Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, BVICo shall deliver to COAC unaudited consolidated financial statements of BVICo, HKCo and Ge Rui for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of BVICo, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of BVICo, HKCo and Ge Rui at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on BVICo, HKCo or Ge Rui.

5.19  Access to Financial Information. BVICo, HKCo and Ge Rui will, and will cause their auditors to, (a) continue to provide COAC and its advisors full access to all of BVICo’s, HKCo’s and Ge Rui’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by COAC or its advisors of any such financial statements or information.

5.20  COAC Borrowings. Through the Closing, COAC shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of COAC in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of COAC’s directors, officers or stockholders.

5.21  Trust Fund Disbursement. COAC shall cause the Trust Fund to be disbursed to BVICo immediately upon the Closing. All liabilities of COAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all COAC tax liabilities and the payment at Closing of deferred underwriting discounts and commissions, professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

5.22  Ge Rui Chief Financial Officer. Prior to the commencement of presentations to investors by COAC with respect to the transactions contemplated by this Agreement, BVICo shall cause Ge Rui to hire a chief financial officer or other senior executive who is fluent in English and who will be able to participate in such presentations.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) COAC Stockholder Approval. The COAC Stockholder Approval shall have been duly approved and adopted by the stockholders of COAC by the requisite vote under the law of the State of Delaware and the COAC Charter Documents.

(b) COAC Common Stock. Holders of less than forty percent (40%) of the shares of COAC Common Stock issued in COAC’s initial public offering of securities and outstanding immediately before the Closing shall have voted against the Merger and correspondingly exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with COAC’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

6.2  Additional Conditions to Obligations of BVICo and the Shareholders. The obligations of BVICo and the Shareholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by BVICo:

(a) Representations and Warranties. Each representation and warranty of COAC contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. BVICo shall have received a certificate with respect to the foregoing signed on behalf of COAC by an authorized officer of COAC (“COAC Closing Certificate”).

(b) Agreements and Covenants. COAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of COAC) does not, or will not, constitute a Material Adverse Effect with respect to COAC, and the COAC Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. COAC shall have obtained all consents, waivers and approvals required to be obtained by COAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on COAC and the COAC Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to COAC shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, COAC shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. BVICo shall have received from (i) Graubard Miller, United States counsel to COAC, an opinion of counsel in substantially the form of Exhibit G.

(h) Voting Agreement. The Voting Agreement substantially in the form of Exhibit E shall be in full force and effect.

(i) Other Deliveries. At or prior to Closing, COAC shall have delivered to BVICo (i) copies of resolutions and actions taken by COAC’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by BVICo and its counsel in order to consummate the transactions contemplated hereunder.

(j) Trust Fund. COAC shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, disbursed to BVICo immediately upon the Closing.

6.3  Additional Conditions to the Obligations of COAC. The obligations of COAC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by COAC:

(a) Representations and Warranties. Each representation and warranty of BVICo and the Shareholders contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. COAC shall have received a certificate with respect to the foregoing signed on behalf of BVICo by an authorized officer of BVICo and by the Shareholders (“BVICo Closing Certificate”).

(b) Agreements and Covenants. BVICo and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of BVICo or the Shareholders) does not, or will not, constitute a Material Adverse Effect on BVICo, HKCo and Ge Rui, and the BVICo Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of BVICo to own, operate or control any of the assets and operations of BVICo, HKCo and Ge Rui following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. BVICo and the Shareholders shall have obtained all consents, waivers, permits and approvals required to be obtained by them in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BVICo, HKCo and Ge Rui and the BVICo Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to BVICo, HKCo and Ge Rui shall have occurred since the date of this Agreement.

(f) Ancillary Agreements. The Escrow Agreement substantially in the form of Exhibit C, the Lock-Up Agreements substantially in the form of Exhibit D and the Voting Agreement substantially in the form of Exhibit E shall be in full force and effect.

(g) Opinion of PRC Counsel. COAC shall have received from PRC counsel to BVICo and the Shareholders an opinion of counsel in substantially the form of Exhibit G.

(h) Opinion of Other Counsel. COAC shall have received from United States, British Virgin Islands and Hong Kong counsel to BVICo and the Shareholders (each of which counsel shall be reasonably acceptable to COAC) opinions reasonable satisfactory in form and substance confirming the matters referred to in Sections 2.1(a), 2.1(b), 2.1(c), 2.3(a), 2.4, 2.5, 2.6 and 2.21 (as appropriate for each such jurisdiction) and addressing such other matters as are customary for transactions of the type contemplated by this Agreement and as COAC may reasonably request.

(i) Other Deliveries. At or prior to Closing, BVICo and the Shareholders shall have delivered to COAC: (i) copies of resolutions and actions taken by BVICo’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by COAC and its counsel in order to consummate the transactions contemplated hereunder.

(j) [Intentionally Omitted.]

(k) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire BVICo Ordinary Shares or other securities of BVICo, HKCo or Ge Rui.

(l) Appraisal Rights. The holders of no more than (i) 5% of the outstanding shares of COAC Common Stock or (ii) 39.99% of the outstanding shares of COAC Common Stock on a cumulative basis with any stockholder seeking conversion rights shall have taken action to exercise their appraisal rights pursuant to the DGCL.

(m) Insider Loans; Equity Ownership in Subsidiaries. All outstanding indebtedness owed by BVICo Insiders and present and former shareholders of HKCo and Ge Rui to BVICo, HKCo or Ge Rui shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; all outstanding guaranties and similar arrangements pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of any BVICo Insider or present or former shareholder of HKCo or Ge Rui to a third party shall have been terminated; and (iii) no BVICo Insider or present or former shareholder of HKCo or Ge Rui shall own any direct equity interests in any Person that utilizes in its name “Henan Green Complex Materials” or “Ge Rui.”

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification of BVICo.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), BVICo, HKCo, Ge Rui and their respective representatives, successors and permitted assigns (the “BVICo Indemnitees”) shall be indemnified, defended and held harmless by Oasis Green from and against all Losses asserted against, resulting to, imposed upon, or incurred by any BVICo Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of BVICo or the Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by BVICo or the Shareholders to COAC pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of BVICo or the Shareholders contained in this Agreement;

(iii) any assessment or penalty against BVICo, HKCo or Ge Rui for Taxes for any period ending prior to the Closing Date;

(iv) the operation of Ge Rui, HKCo and BVICo prior to the Closing Date;

(v) the matters referred to in Appendix III of the PRC Counsel Signing Opinion; and

(vi) the matters referred to in Schedule 2.20 hereto and Section 2.25 herein.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a BVICo Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2  Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a BVICo Indemnitee by a Person other than a Shareholder (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. BVICo will give Oasis Green prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and Oasis Green shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. Oasis Green shall have the right, at its option (subject to the limitations set forth in Section 7.2(c)) and at its expense, by written notice to BVICo, to assume the entire control of, subject to the right of BVICo to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to BVICo to be the lead counsel in connection with such defense. If Oasis Green is permitted and elects to assume the defense of a Third Party Claim:

(i) it shall diligently and in good faith defend such Third Party Claim and shall keep BVICo reasonably informed of the status of such defense; provided, however, that BVICo shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) BVICo shall cooperate fully in all respects with Oasis Green in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and BVICo shall make available to Oasis Green all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. Oasis Green shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by BVICo if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against a BVICo Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect a BVICo Indemnitee other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to the obligations of Oasis Green to defend against any Third Party Claim and shall not affect Oasis Green’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of Oasis Green to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which Oasis Green is obligated to be greater than such damages would have been had BVICo given Oasis Green prompt notice hereunder. So long as Oasis Green is defending any such action actively and in good faith, BVICo shall not settle such action. BVICo shall make available to Oasis Green all relevant records and other relevant materials required by them and in the possession or under the control of BVICo, for the use of Oasis Green and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If Oasis Green, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, BVICo, at the reasonable cost and expense of Oasis Green, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Oasis Green shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) BVICo’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, Oasis Green shall not, without the written consent of BVICo, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to BVICo of a full and unconditional release from all liability and obligation in respect of such action without any payment by BVICo.

(g) Oasis Green Consent. Unless Oasis Green has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3  Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by BVICo, HKCo or Ge Rui prior to the Closing, BVICo shall use best efforts to obtain the maximum recovery under such insurance; provided that BVICo shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by BVICo for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Oasis Green. If BVICo has received the payment required by this Agreement from Oasis Green in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of Oasis Green and shall pay to Oasis Green, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Oasis Green pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4  Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by BVICo or the Shareholders to BVICo or COAC in connection with this Agreement (including the BVICo Closing Certificate) and the indemnification obligations of Oasis Green pursuant to Section 7.1(a)(iii),Section 7.1(a)(iv), Section 7.1(a)(v) and Section7.1(a)(vi) shall survive the Closing for the period that ends on the Indemnity Escrow Termination Date. Notwithstanding the foregoing, the representations, warranties and covenants in each of Section 1.14 (Shareholder Matters), Sections 2.1(a), (b) and (c) (Organization), Section 2.2 (Subsidiaries), Section 2.3 (Capitalization) and Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants in each of Section 2.14 (Title to Property) and Section 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations.

(b) A claim for indemnification under this Article VII may be brought at any time prior to the end of the relevant period specified in Section 7.4(a) notwithstanding the release of any Indemnity Escrow Shares to Oasis Green upon the expiration of the Indemnity Escrow Termination Date; provided that any indemnification claim made subsequent to the Indemnity Escrow Termination Date shall be limited to the number of Indemnity Escrow Shares so released to Oasis Green. Any indemnification claim made prior to the termination of the applicable period shall be preserved despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deductible”), in which event the amount payable shall be the full amount of all Indemnifiable Losses from the first dollar thereof, and all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses resulting with respect to the representations, warranties and covenants referred to in the last sentence of Section 7.4(a) or an indemnification claim made pursuant to Section 7.1(a)(iii), Section 7.1(a)(v) or Section 7.1(a)(vi), all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

7.5  Exclusive Remedy. BVICo, on behalf of itself and the other BVICo Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the BVICo Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a BVICo Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6  Application of Indemnity Escrow Shares. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of COAC and BVICo at any time;

(b) by either COAC or BVICo if the Merger shall not have been consummated by March 19, 2009 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either COAC or BVICo if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by BVICo, upon a material breach of any representation, warranty, covenant or agreement on the part of COAC set forth in this Agreement, or if any representation or warranty of COAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by COAC is curable by COAC prior to the Closing Date, then BVICo may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from BVICo to COAC of such breach, provided COAC continues to exercise best efforts to cure such breach (it being understood that BVICo may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by COAC is cured during such thirty (30)-day period);

(e) by COAC, upon a material breach of any representation, warranty, covenant or agreement on the part of BVICo or the Shareholders set forth in this Agreement, or if any representation or warranty of BVICo or the Shareholders shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by BVICo or the Shareholders prior to the Closing Date, then COAC may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from COAC to BVICo of such breach, provided BVICo and the Shareholders continue to exercise best efforts to cure such breach (it being understood that COAC may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by BVICo or the Shareholders is cured during such thirty (30)-day period); or

(f) by either COAC or BVICo, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of COAC Common Stock required under COAC’s certificate of incorporation, or the holders of 40% or more of the number of shares of COAC Common Stock issued in COAC’s initial public offering and outstanding as of the date of the record date of the Special Meeting vote against the Merger and correspondingly exercise their rights to convert the shares of COAC Common Stock held by them into cash in accordance with COAC’s certificate of incorporation.

8.2  Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3  Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

if to COAC, to:

China Opportunity Acquisition Corp.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
Attention: Harry Edelson,
Chief Executive Officer
Telephone: 201-930-9898
Facsimile: 201-930-8899

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Facsimile: 212-818-8881

if to BVICo, or the Shareholders, to:

Lu Yu Ying
c/o Lu Ming Wang
Henan Green Complex Materials Co., Ltd
Henan Zhengzhou Xinzheng
Shuanghujingjikaifaqu 1 hao
Xinzheng City Zip Code 451191
Henan Province
People's Republic of China
Phone: 86-371-62568634
Fax: 86-371-62568683

with a copy to:

Wong Kwok Keung,
Block 12, Unit 902,
1555, Kai Xuan Bei Lu,
Shanghai, Zip Code 200063
Shanghai,
People's Republic of China
Phone: 86-13918955538
Fax: 86-21-52680233
Email: kkwong1612gmail.com

if to HKCo, to:

Lu Yu Ying
c/o Lu Ming Wang
Henan Green Complex Materials Co., Ltd
Henan Zhengzhou Xinzheng
Shuanghujingjikaifaqu 1 hao
Xinzheng City Zip Code 451191
Henan Province
People's Republic of China
Phone: 86-371-62568634
Fax: 86-371-62568683

with a copy to:

Wong Kwok Keung
Block 12, Unit 902,
1555, Kai Xuan Bei Lu
Shanghai, Zip Code 200063
Shanghai,
People's Republic of China
Phone: 86-13918955538
Fax: 86-21-52680233
Email: kkwong1612gmail.com

9.2  Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions that do not adversely affect the businesses of BVICo, HKCo, Ge Rui or the business of COAC, as the case may be, any more than such changes generally affect other businesses, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any national, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest); and

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

9.3  Counterparts; Facsimile and E-Mail Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or as an e-mail pdf attachment to a party or its counsel of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.4  English Language Version Controls. Notwithstanding that both English language and Chinese language versions of this Agreement are executed by the parties hereto, the English language version shall control for all purposes of interpretation and enforcement hereof.

9.5  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Term Sheet between COAC and Ge Rui dated June 12, 2008 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

9.6  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, County of New York, with respect to any action or proceeding that may arise out of this Agreement or the interpretation thereof and agrees that service of process in any such action or proceeding may be made by registered mail.

9.9  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.12  Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.13  Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City or such other place as the parties shall agree. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

9.14  Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signatures are on the following two pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CHINA OPPORTUNITY ACQUISITION CORP.

By:	/s/ Harry Edelson
Title:	Chairman and CEO

GOLDEN GREEN ENTERPRISES LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

WEALTH RAINBOW DEVELOPMENT LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

HENAN GREEN COMPLEX MATERIALS CO., LTD

By:	/s/ In Chinese Language
Title:	In Chinese Language

SHAREHOLDERS:
OASIS GREEN INVESTMENTS LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

PLUMPTON GROUP LIMITED

By:	/s/ Pinger Zhang
Title:	Director

HONEST JOY GROUP LIMITED

By:	/s/ [Illegible]
Title:	Director

SCHEDULE 1.12

ALLOCATION OF ADDITIONAL SHARES

Oasis Green Investments Limited	— 92%
Plumpton Group Limited	— 5%
Honest Joy Group Limited	— 3%

SCHEDULE 1.15

ALLOCATION OF WARRANT EXERCISE AGREEMENT

Oasis Green Investments Limited shall be paid the sum of One Million Five Hundred Thousand Dollars ($1,500,000) and Plumpton Group Limited shall be paid the sum of Three Million Five Hundred Thousand Dollars ($3,500,000).

SCHEDULE 1.16

LOCK-UP PERIOD

Period will be one year for Oasis Green Investments Limited and six months for other Shareholders.

SCHEDULE 2

BVICo SCHEDULE
(Information Furnished Separately)

Schedule 2.5 –	Consents
Schedule 2.9 –	Absence of Certain Changes
Schedule 2.14 –	Title to Property
Schedule 2.18 –	Intellectual Property
Schedule 2.19 –	Agreements, Contracts and Commitments
Schedule 2.20 –	Insurance
Schedule 2.22 –	Interested Party Transactions

SCHEDULE 3

COAC SCHEDULE
(Information Furnished Separately)

Schedule 3.3 –	Capitalization
Schedule 3.7 –	SEC Filings
Schedule 3.12 –	Brokers

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF BVICo

Directors
Mingwang Lu
Yi Lu
Maotong Xu
Yunlong Wang
Wong Kwok Keung
Harry Edelson
J.P. Huang
Officers (Senior Vice President and Above)
Mingwang Lu
Liyong Qu